Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Joyce M. Schuldt, Executive VP & CFO
Pioneer Drilling Company
210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

Pioneer Reports Results for its
Third Quarter and Nine Month Reporting
Year Ended December 31, 2007
February 27, 2008 — SAN ANTONIO, TEXAS — Pioneer Drilling Company, Inc. (“Pioneer” or the “Company”) (AMEX-PDC) reported financial results for the quarter and nine months ended December 31, 2007. As previously announced, the Company changed its fiscal year end from March 31 to December 31, resulting in a nine month reporting year from April 1, 2007 to December 31, 2007.
     Net income for the three months ended December 31, 2007 (the “Third Quarter”) was $14.8 million, or $0.29 per diluted share, compared with net income of $11.8 million, or $0.23 per diluted share, for the three months ended September 30, 2007 (the “Second Quarter”) and net income of $24.0 million, or $0.48 per diluted share, for the three months ended December 31, 2006. Net income for the nine months ended December 31, 2007 was $39.6 million, or $0.79 per diluted share, compared to net income of $67.0 million, or $1.34 per diluted share, for the nine months ended December 31, 2006. The Third Quarter net income was impacted by a $0.04 per diluted share income tax benefit related to the completion of our federal income tax audit, certain tax benefits recognized for our investment in Colombia and a lower statutory tax rate for Colombian earnings as compared to the U.S. statutory tax rate.
     Revenues for the Third Quarter were $104.6 million compared with $106.5 million for the Second Quarter and $112.4 million for the third quarter of 2006. The Third Quarter benefited from the increase in revenue generated by the start-up of operations in Colombia which was offset by the decrease in U.S. revenues of $9.3 million for the quarter over sequential quarter and $16.9 million for the quarter over the same quarter last year. For the nine months ended December 31, 2007, revenue increased $1.1 million to $313.9 million from $312.8 million for the comparable nine months in 2006 due to the advent of Colombian operations, the addition of an average of 7 rigs which were offset by an 8% decline in rig utilization rates and a decrease in average revenues of $621 per day.

     Contract drilling costs for the Third Quarter were down $1.5 million over the Second Quarter primarily due to the decline in utilization rates offset by higher than normal supplies, repair and maintenance costs for the start-up of Colombian operations. When compared to the same quarter last year, drilling costs were up $6.5 million primarily due to the increase in the number of rigs in our fleet, the addition of our Colombian operations and higher supplies, repairs and maintenance costs in our U.S. operations. The increase in our fleet, both domestically and internationally, resulted in a $0.6 million increase in depreciation quarter over sequential quarter, $2.7 million increase over the same quarter last year, and $10.7 million increase for the nine month period ended December 31, 2007 over the same nine months in 2006.
     General and administrative expenses increased $0.6 million quarter over sequential quarter, $1.7 million over the same quarter last year, and $3.0 million for the nine month period ended December 31, 2007 over the same nine months in 2006, primarily due to additional compensation-related costs and professional fees associated with enhancing the Company’s corporate operations to meet the demands of expanding both internationally and into other oilfield service sectors.
     EBITDA(1) for the Third Quarter increased $1.7 million to $35.1 million from $33.4 million in the Second Quarter, noting that the Second Quarter was impacted by at $2.6 million write down of a receivable related to a customer bankruptcy. Third Quarter EBITDA was impacted by the revenue contribution from Colombia which was offset by higher supplies, repairs and maintenance costs. Cash flows from operations for the nine months ended December 31, 2007 increased 21% to $115.5 million compared to the same nine months in 2006.
     Wm. Stacy Locke, President and CEO, commented, “We are pleased with our results for the third and final quarter of our reporting year. We’ve maintained solid margins despite experiencing some softness in the market. Our strong U.S. operations continue to provide a solid base for the expansion opportunities we are currently undertaking. Our Colombian operations are performing well with a contribution to pretax income of $1.6 million for the Third Quarter. Most of our international start-up expenses are behind us, we have commenced operations of our third rig in Colombia and we expect to add two more rigs this year.”
     Mr. Locke continued, “We are also happy to report that the previously announced acquisition of WEDGE Well Services, L.L.C., WEDGE Wireline Services, Inc. and WEDGE Fishing and Rental Services, L.L.C. is progressing nicely. The acquisition of these oilfield service businesses, along with our international expansion, represents the next phase in our growth strategy and will transform Pioneer beyond a pure play land driller. We are on track to close the acquisition within the next week. Upon closing the acquisition, we will follow with another conference call to provide more detailed information related to the acquisition.”

Pioneer Conference Call
     Pioneer’s management team will hold a conference call today, Wednesday, February 27, at 10:00 a.m. Eastern Time (9:00 a.m. Central), to discuss these results. To participate in the call, dial (303) 262-2125 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until March 5, 2008. To access the replay, dial (303) 590-3000 and enter the pass code 11108554#.
     Investors, analysts and the general public can listen to the conference call over the Internet by accessing Pioneer’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer’s Web site at least 10 minutes early to register, download and install any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.
About Pioneer
     Pioneer provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas and in the Rocky Mountain region and internationally in Colombia. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet. The Company has also announced plans to acquire the well services, wireline services and fishing and rental services, comprised of 60 workover rigs, 45 wireline units and fishing and rental tools, respectively, from affiliates of WEDGE Group Incorporated.
Cautionary Statement Regarding Forward-Looking Statements, non-GAAP Financial Measures and Reconciliations
     Statements we make in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Such statements include, but are not limited to, statements relating to the pending acquisition and its closing date. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this press release as a result of a variety of factors, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, the availability, terms and deployment of capital, the availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, the terms of and ability to obtain permanent financing for the acquisition of the Wedge companies, difficulty in integrating the services of the Wedge companies into Pioneer in an efficient and effective manner; challenges in achieving strategic objectives; the risk that our markets do not evolve as anticipated; and the potential loss of the services of key employees of the Wedge companies . We have discussed these factors in more detail in our annual report on Form 10-K for the fiscal year ended March 31, 2007 and in our Form 10-Qs for the quarters ended June 30, 2007 and September 30, 2007. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this press release, in our annual report on Form 10-K or in our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.
     This press release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

(1)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA can be found later in the release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended		Year Ended
	December 31,		Sept. 30,	December 31,		March 31,
	2007	2006	2007	2007	2006	2007
		(unaudited)		(audited)	(unaudited)	(audited)
Revenues:
Contract drilling	$104,589	$112,421	$106,516	$313,884	$312,831	$416,178

Costs and Expenses:
Contract drilling	65,159	58,659	66,645	195,596	164,017	224,423
Depreciation	16,661	13,969	16,093	48,852	38,120	52,856
General and administrative	4,399	2,743	3,844	11,564	8,516	11,123
Bad debt expense	(15)	800	2,627	2,612	800	800

Total operating costs	86,204	76,171	89,209	258,624	211,453	289,202

Operating income	18,385	36,250	17,307	55,260	101,378	126,976

Other income (expense):
Interest expense	(1)	(9)	(14)	(16)	(73)	(73)
Interest income	808	836	731	2,401	2,947	3,828
Other	97	13	11	129	50	57

Total other	904	840	728	2,514	2,924	3,812

Income before taxes	19,289	37,090	18,035	57,774	104,302	130,788

Income tax expense	(4,512)	(13,102)	(6,255)	(18,129)	(37,341)	(46,609)

Net earnings	$14,777	$23,988	$11,780	$39,645	$66,961	$84,179

Earnings per share:
Basic	$0.30	$0.48	$0.24	$0.80	$1.35	$1.70

Diluted	$0.29	$0.48	$0.23	$0.79	$1.34	$1.68

Weighted average number of shares outstanding:
Basic	49,651	49,603	49,651	49,645	49,598	49,603
Diluted	50,188	50,146	50,205	50,201	50,148	50,132

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$76,703	$84,945
Receivables, net	47,370	57,698
Contract drilling in progress	7,861	9,837
Deferred income taxes	3,670	2,175
Inventory	1,180	—
Prepaid expenses	5,073	3,653

Total current assets	141,857	158,308

Net property and equipment	417,022	342,901
Deferred income taxes	573	—
Other assets	760	286

Total assets	$560,212	$501,495

Liabilities and Equity
Current liabilities:
Accounts payable	$21,424	$18,626
Prepaid drilling contracts	1,933	—
Accrued expenses	18,693	15,593

Total current liabilities	42,050	34,219
Other non-current liability	254	346
Deferred taxes	46,836	38,821

Total liabilities	89,140	73,386
Total shareholders’ equity	471,072	428,109

Total liabilities and shareholders’ equity	$560,212	$501,495

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended		Year Ended
	December 31,		March 31,
	2007	2006	2007
		(unaudited)
Cash flows from operating activities:
Net earnings	$39,645	$66,961	$84,179
Adjustments to reconcile net earnings to net provided by operating activities:
Depreciation and amortization	48,852	38,120	52,856
Allowance for doubtful accounts	2,612	800	800
Loss on dispositions of property and equipment	2,809	5,183	5,760
Stock-based compensation expense	3,157	2,474	3,061
Deferred income taxes	5,947	4,474	10,653
Change in other assets	(519)	15	20
Change in non-current liabilities	(92)	44	(41)
Changes in current assets and liabilities	13,044	(22,995)	(25,759)

Net cash provided by operating activities	115,455	95,076	131,530

Cash flows from financing activities:
Proceeds from exercise of options	107	64	174
Excess tax benefit of stock option exercises	54	8	27

Net cash provided by financing activities	161	72	201

Cash flows from investing activities:
Purchases of property and equipment	(126,158)	(116,638)	(144,507)
Proceeds from sale of property and equipment	2,300	5,070	6,547

Net cash used in investing activities	(123,858)	(111,568)	(137,960)

Net decrease in cash and cash equivalents	(8,242)	(16,420)	(6,229)

Beginning cash and cash equivalents	84,945	91,174	91,174

Ending cash and cash equivalents	$76,703	$74,754	$84,945

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended		Year Ended
	December 31,		Sept. 30,	December 31,		March 31,
	2007	2006	2007	2007	2006	2007

Revenues by contract:
Daywork contracts	$95,265	$108,808	$98,925	$292,617	$302,273	$399,188
Turnkey contracts	1,930	—	2,195	4,979	—	3,445
Footage contracts	7,394	3,613	5,396	16,288	10,559	13,545

Total	$104,589	$112,421	$106,516	$313,884	$312,832	$416,178

Drilling costs by contract:
Daywork contracts	$58,309	$55,726	$61,129	$179,521	$156,480	$211,334
Turnkey contracts	1,000	—	1,427	3,168	—	2,615
Footage contracts	5,850	2,933	4,089	12,907	7,538	10,474

Total	$65,159	$58,659	$66,645	$195,596	$164,018	$224,423

Drilling margin by contract (2):
Daywork contracts	$36,956	$53,082	$37,796	$113,096	$145,793	$187,854
Turnkey contracts	930	—	768	1,811	—	830
Footage contracts	1,544	680	1,307	3,381	3,021	3,071

Total	$39,430	$53,762	$39,871	$118,288	$148,814	$191,755

EBITDA (1)	$35,143	$50,232	$33,411	$104,241	$139,548	$179,889

Reconciliation of drilling margin and EBITDA to net earnings:

Drilling margin	$39,430	$53,762	$39,871	$118,288	$148,814	$191,755

General and administrative	(4,399)	(2,743)	(3,844)	(11,564)	(8,516)	(11,123)
Bad debt expense	15	(800)	(2,627)	(2,612)	(800)	(800)
Other income (expense)	97	13	11	129	50	57

EBITDA	35,143	50,232	33,411	104,241	139,548	179,889

Interest income (expense), net	807	827	717	2,385	2,874	3,755
Income tax expense	(4,512)	(13,102)	(6,255)	(18,129)	(37,341)	(46,609)
Depreciation	(16,661)	(13,969)	(16,093)	(48,852)	(38,120)	(52,856)

Net earnings	$14,777	$23,988	$11,780	$39,645	$66,961	$84,179

(1)	See EBITDA footnote on Page 4 of this press release.

(2)	Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of drilling margin to net earnings is included in the operating statistics table above. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended		Year Ended
	December 31,		Sept. 30,	December 31,		March 31,
	2007	2006	2007	2007	2006	2007

Average number of rigs	67.0	62.3	67.3	66.7	59.6	60.8
Utilization rate	86%	98%	90%	89%	97%	95%

Revenue days by contract:
Daywork contracts	4,877	5,312	5,196	15,203	15,084	19,995
Turnkey contracts	49	—	42	118	—	81
Footage contracts	417	260	321	968	643	854

Total	5,343	5,572	5,559	16,289	15,727	20,930

Average revenues per day:
Daywork contracts	$19,534	$20,483	$19,039	$19,247	$20,039	$19,964

Turnkey contracts	$39,388	$—	$52,262	$42,195	$—	$42,531

Footage contracts	$17,731	$13,896	$16,810	$16,826	$16,421	$15,861

All contracts	$19,575	$20,176	$19,161	$19,270	$19,891	$19,884

Average costs per day:
Daywork contracts	$11,956	$10,491	$11,765	$11,808	$10,374	$10,569

Turnkey contracts	$20,408	$—	$33,976	$26,847	$—	$32,284

Footage contracts	$14,029	$11,281	$12,738	$13,334	$11,723	$12,265

All contracts	$12,195	$10,527	$11,989	$12,008	$10,429	$10,723

Drilling margin per day (3):
Daywork contracts	$7,578	$9,993	$7,274	$7,439	$9,665	$9,395

Turnkey contracts	$18,980	$—	$18,286	$15,347	$—	$10,247

Footage contracts	$3,703	$2,615	$4,072	$3,493	$4,698	$3,596

All contracts	$7,380	$9,649	$7,172	$7,262	$9,462	$9,161

(3)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)

	Three Months Ended			Nine Months Ended		Year Ended
	December 31,		September 30,	December 31,		March 31,
	2007	2006	2007	2007	2006	2007

Capital expenditures:

Routine rigs	$5,570	$6,523	$5,585	$16,029	$11,637	$17,832

Average per revenue day	$1,077	$1,171	$1,005	$1,002	$740	$852

Discretionary:
Rig upgrades	$8,843	$518	$7,016	$20,237	$16,734	$19,917
Iron roughnecks and topdrives	3,375	—	6,397	11,748	—	3,602
Spare equipment	773	1,185	2,603	5,534	6,631	8,457
Other	1,359	3,266	1,295	3,555	5,406	9,022

Total discretionary	$14,350	$4,969	$17,311	$41,073	$28,771	$40,999

Tubulars	$2,740	$46	$6,621	$11,219	$11,825	$13,942

Total routine, discretionary and tubulars	$22,660	$11,538	$29,517	$68,320	$52,233	$72,773

New-builds and acquisitions	3,012	19,981	20,941	59,718	64,970	74,457

Total capital expenditures	$25,672	$31,519	$50,458	$128,038	$117,203	$147,229

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Rig Information

	Rig Type
	Mechanical	Electric	Total Rigs

Rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	14	17

Total	41	28	69

Rig drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	19	22

Total	41	28	69

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